EXHIBIT 4.1

                          AMENDMENT TO RIGHTS AGREEMENT

      THIS AMENDMENT (this "AMENDMENT"), is entered into as of August 24, 2001, by and between TRIANGLE PHARMACEUTICALS, INC., a Delaware corporation (the "COMPANY"), and AMERICAN STOCK TRANSFER & TRUST COMPANY, as Rights Agent (the "RIGHTS AGENT").

                                    RECITALS

      A. The Company and the Rights Agent are parties to a Rights Agreement dated as of February 1, 1999, as amended by the Amendment to Rights Agreement dated as of June 2, 1999 (as so amended, the "RIGHTS AGREEMENT").

      B. Warburg Pincus Private Equity VIII, L.P. ("WARBURG") and the Company have entered into a Purchase Agreement dated as of August 24, 2001 (the "WARBURG STOCK PURCHASE AGREEMENT"), pursuant to which Warburg is to purchase shares of Company Common Stock.

      C. The Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable to reflect the foregoing and certain other matters and the Company and the Rights Agent desire to evidence such amendment in writing.

            Accordingly, the parties agree that:

      1. AMENDMENT TO DEFINITION OF "ACQUIRING PERSON" SET FORTH IN SECTION 1(A). The definition of "Acquiring Person" set forth in Section 1(a) of the Rights Agreement is amended to read in its entirety as follows:

      (a) "ACQUIRING PERSON" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Common Stock of the Company then outstanding but shall not include (1) the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding shares of Common Stock for or pursuant to the terms of any such plan, (2) during the Interim Period (as defined below), Abbott Laboratories, an Illinois corporation (the "PERMITTED INVESTOR"), or any U.S. wholly-owned subsidiaries of the Permitted Investor (collectively with the Permitted Investor, the "INVESTOR GROUP") but only to the extent that the Permitted Investor may be deemed a Beneficial Owner of the Shares (as defined below) as a result of the Permitted Investor entering into the Abbott Stock Purchase Agreement (as defined below), unless the Permitted Investor becomes the Beneficial Owner (as defined in the Abbott Rights Agreement (as defined below)) of any additional securities of the Company other than the Shares during the Interim Period, (3) during the Threshold Period (as hereinafter defined), the Investor Group, or (4) Warburg Pincus Private Equity VIII, L.P., together with all its Affiliates ("WARBURG"), unless and until Warburg becomes the Beneficial Owner of more than the Permitted Percentage (as hereinafter defined); provided, however, that if Warburg files a
      Schedule 13D (or comparable or successor form or report) under the Exchange Act disclosing that Warburg holds the Common Stock for any purpose of, or with the effect of, causing the Company to enter into a merger, consolidation, business combination, acquisition, restructuring, recapitalization, tender or

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      exchange offer, or similar transaction involving the Company, or its securities or a material portion of its assets (other than such a transaction approved by the Board of Directors of the Company), or in connection with or as a participant in any transaction under Rule 13d-3(b) under the Exchange Act and Warburg's Beneficial Ownership of Common Stock equals fifteen percent (15%) or more, then Warburg shall become an Acquiring Person. For purposes of this Agreement, the "INTERIM PERIOD" shall mean such period commencing as of the date of the Abbott Stock Purchase Agreement and ending on the earlier of (x) the "EFFECTIVE DATE" as such term is defined in the Collaboration Agreement (as defined below) and (y) termination of the Abbott Stock Purchase Agreement. For purposes of this Agreement, the "THRESHOLD PERIOD" shall mean such period commencing as of the Effective Date under the Collaboration Agreement and ending on the earlier of (xx) such time as the Permitted Investor holds less than the Minimum Purchaser Interest in the Company (as defined in Section 1.11 of the Abbott Rights Agreement), (yy) such time as the Investor Group's Beneficial Ownership (as the term Beneficial Ownership is defined in the Abbott Rights Agreement) exceeds the Beneficial Ownership Limitation (as defined in Section 5.2(a) of the Abbott Rights Agreement), and (zz) such time as the Permitted Investor's rights under Section 7.1 of the Abbott Rights Agreement have terminated pursuant to the terms of the Abbott Rights Agreement. Notwithstanding the foregoing:

                (i) no Person shall become an "Acquiring Person" as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, (a) increases the proportionate number of shares beneficially owned by such Person to 15% or more (or in the case of Warburg, more than the Permitted Percentage) of the shares of Common Stock of the Company then outstanding, or, (b) in the case of the Investor Group during the Interim Period, increases the proportionate number of shares which may be deemed beneficially owned by the Investor Group, unless the Permitted Investor becomes the Beneficial Owner (as defined in the Abbott Rights Agreement) of any additional securities of the Company other than the Shares during the Interim Period, or, (c) in the case of the Investor Group during the Threshold Period, increases the proportionate number of shares Beneficially Owned (as defined in the Abbott Rights Agreement) by the Investor Group to more than the Beneficial Ownership Limitation; provided, however, that if by reason of share purchases by the Company, (1) a Person shall become the Beneficial Owner of 15% or more (or in the case of Warburg, more than the Permitted Percentage) of the shares of Common Stock of the Company then outstanding or, (2) in the case of the Investor Group, the Investor Group's ownership increases the Investor Group's Beneficial Ownership (as defined in the Abbott Rights Agreement) by any amount during the Interim Period or results in the Investor Group's Beneficial Ownership (as defined in the Abbott Rights Agreement) to exceed the Beneficial Ownership Limitation at any time during the Threshold Period, and, in the case of (1) or (2) above, such Person or Investor Group shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares of Common Stock of the Company, then such Person, including the Investor Group, shall be deemed to be an "Acquiring Person" hereunder; and

                (ii) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person" as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person" (as defined


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      pursuant to the foregoing provisions of this paragraph (a)), then such
      Person shall not be deemed to be an "Acquiring Person" for any purpose of this Agreement."

      2. AMENDMENT TO DEFINITION OF "TRIGGERING EVENT" SET FORTH IN SECTION 1(oo). The definition of "Triggering Event" set forth in Section 1 (oo) of the Rights Agreement is amended to add the following sentence to the end thereof:

      "Notwithstanding anything in this Rights Agreement to the contrary, a Triggering Event shall not be deemed to have occurred by virtue of (i) the Warburg Stock Purchase Agreement or by virtue of any of the transactions contemplated thereby, or (ii) the Abbott Stock Purchase Agreement and the Related Agreements (as such term is defined in the Abbott Stock Purchase Agreement) or by virtue of any of the transactions contemplated thereby (excluding during the Interim Period, any purchases which result in the Permitted Investor becoming the Beneficial Owner (as defined in the Abbott Rights Agreement) of any securities of the Company in addition to the Shares and excluding, during the Threshold Period, any purchases permitted by Section 5.3 of the Abbott Rights Agreement or otherwise which cause the Permitted Investor's Beneficial Ownership (as defined in Section 5.4 of the Abbott Rights Agreement) of shares of Common Stock to exceed 21% of the then total outstanding shares of Common Stock of the Company)."

      3. AMENDMENT TO SECTION 1. The following definitions are hereby added to the end of Section 1 as Sections 1(tt) and 1(uu):

      "(tt) "WARBURG STOCK PURCHASE AGREEMENT" shall mean that certain Purchase Agreement dated as of August 24, 2001, by and between the Company and Warburg Pincus Private Equity VIII, L.P.

      (uu) "PERMITTED PERCENTAGE" shall mean the lesser of (a) forty percent (40%) of the capital stock of the Company then outstanding having the right to vote or (b) (i) for the period effective immediately prior to the Initial Closing (as such term is defined in the Warburg Stock Purchase Agreement) and continuing until immediately prior to the Second Closing (as such term is defined in the Warburg Stock Purchase Agreement), or if no Second Closing occurs, then indefinitely, the percentage determined by dividing 9,628,002 by the number of shares of Common Stock of the Company outstanding (giving effect to the shares issued or to be issued in the Initial Closing) and (ii) for the period effective immediately prior to the Second Closing and continuing indefinitely, the sum of (x) the percentage determined by dividing the number of shares of Common Stock of which Warburg is then the Beneficial Owner, after giving effect to the purchases of shares of Common Stock of the Company by Warburg at such Second Closing, by the number of shares of Common Stock of the Company outstanding (giving effect to the shares issued or to be issued in the Second Closing), plus (y) five percent (5%); provided, however, that the Permitted Percentage shall be reestablished on such date (the "Initial Reset Date") as, through sales or other transfers (other than transfers to Affiliates of Warburg) by Warburg, Warburg becomes the Beneficial Owner of less than seventy-five percent (75%) of the number of shares of Common Stock of the Company purchased by Warburg pursuant to the Warburg Stock Purchase Agreement, and thereafter reestablished on each date (each such date along with the Initial Reset Date being referred to herein as a "Reset Date") on which, through sales or other transfers (other than transfers to Affiliates of Warburg) by Warburg, the number of shares of Common Stock of the Company Beneficially Owned by Warburg decreases from any


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      previously established Permitted Percentage by more than two percent (2%)
      of the then outstanding shares of Common Stock of the Company, to that percentage of Common Stock of the Company Beneficially Owned by Warburg on such Reset Date, plus five percent (5%). For purposes of clause (b) of this Section 1(uu), determinations at any given point in time of the Permitted Percentage or of the ownership of shares of Common Stock of the Company by Warburg in relation to the then applicable Permitted Percentage shall be calculated in accordance with Section 1(d)(iv) hereof. Notwithstanding the foregoing, the Permitted Percentage shall be adjusted at any time so as to permit Warburg to exercise its subscription rights under Section 8.5 of the Warburg Stock Purchase Agreement."

      4. AMENDMENT OF SECTION 3(a). The first sentence of Section 3(a) of the Rights Agreement is amended to read in its entirety as follows:

      "Until the earlier of (i) the Close of Business on the Shares Acquisition Date and (ii) the Close of Business on the tenth Business Day (or such later date as may be determined by action of the Company's Board of Directors prior to such time as any Person becomes an Acquiring Person and of which the Company will give the Rights Agent prompt written notice) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding shares of Common Stock for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-4(a) of the Exchange Act Regulations or any successor rule or of the first public announcement of the intention of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding shares of Common Stock for or pursuant to the terms of any such plan) to commence, a tender or exchange offer, if upon consummation thereof such Person would be the Beneficial Owner of 15% or more (or in the case of Warburg, more than the PERMITTED PERCENTAGE) of the shares of Company Common Stock then outstanding, or, in the case of the Investor Group during the Interim Period, the Investor Group purchases any securities of the Company which result in the Permitted Investor becoming the Beneficial Owner (as defined in the Abbott Rights Agreement) of any securities of the Company in addition to the Shares, or in the case of the Investor Group during the Threshold Period, the Permitted Investor's Beneficial Ownership (as defined in the Abbott Rights Agreement) would exceed the Beneficial Ownership Limitation (as defined in the Abbott Rights Agreement), (the earlier of (i) and (ii) above being the "DISTRIBUTION DATE"), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for shares of Common Stock registered in the names of the holders thereof (which certificates shall also be deemed to be Rights Certificates) and not by separate Rights Certificates, and (y) the right to receive Rights Certificates will be transferable only in connection with the transfer of shares of Common Stock."

      5. MISCELLANEOUS. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants


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and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                          (SIGNATURE ON FOLLOWING PAGE)


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              (SIGNATURE PAGE TO THE AMENDMENT TO RIGHTS AGREEMENT)

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Rights Agreement to be duly executed and attested, all as of the day and year first above written.

ATTEST:                                 TRIANGLE PHARMACEUTICALS, INC.

By:         /s/ Andrew Finkle           By:         /s/ Chris A. Rallis
     --------------------------------        -----------------------------------
     Name:  Andrew Finkle                    Name:  Chris A. Rallis
     Title: Executive Vice President,        Title: President and
            General Counsel and                     Chief Operating Officer
            Secretary


ATTEST:                                 AMERICAN STOCK TRANSFER & TRUST
                                        COMPANY

By:         /s/ Barry S. Rosenthal      By:         /s/ Herbert J. Lemmer
     --------------------------------        -----------------------------------
     Name:  Barry S. Rosenthal               Name:  Herbert J. Lemmer
     Title: Vice President                   Title: Vice President


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